Exhibit 23.9

CONSENT OF EXPERT

Reference is made to my report, NI 43-101 Technical Report on the Marigold Mine, Humboldt County, Nevada dated effective December 31, 2017 (the “Report”).

In connection with the Registration Statement on Form S-8 of SSR Mining Inc., I, Karthik Rathnam, consent to the use of my name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.

Dated this 15th day of September, 2020.

Yours truly,

/s/ Karthik Rathnam

Karthik Rathnam, MAusIMM (CP)